Exhibit 10.27

Execution Copy

$1,600,000

CREDIT AGREEMENT

between

KFLG WATERTOWN, INC.

as Borrower,

and

TD BANKNORTH, N.A.,

as Lender

Dated as of May 27, 2005

SECTION 4.	CONDITIONS PRECEDENT	22

4.1	Conditions to Initial Extension of Credit.	22
4.2	Conditions to Each Extension of Credit.	24

SECTION 5.	AFFIRMATIVE COVENANTS	24

5.1	Financial Statements; Field Audits.	24
5.2	Certificates; Other Information.	26
5.3	Payment of Obligations.	26
5.4	Maintenance of Existence; Compliance.	27
5.5	Maintenance of Property; Insurance.	27
5.6	Inspection of Property; Books and Records; Discussions.	27
5.7	Notices.	27
5.8	Compliance with Laws.	28
5.9	Additional Collateral; Subsidiaries; New Units.	28
5.10	Depository Accounts; Additional Accounts.	28
5.11	Communications with Accountants.	28

SECTION 6.	NEGATIVE COVENANTS	28

6.1	Financial Condition Covenants.	29
6.2	Indebtedness.	29
6.3	Liens.	30
6.4	Fundamental Changes.	30
6.5	Disposition of Property.	30
6.6	Restricted Payments.	31
6.7	Stock.	31
6.8	Investments.	31
6.9	Modifications of Certain Debt Instruments.	31
6.10	Transactions with Affiliates and Insiders.	31
6.11	Sales and Leasebacks.	32
6.12	Changes in Fiscal Periods.	32
6.13	Negative Pledge Clauses.	32
6.14	Clauses Restricting Subsidiary Distributions.	32
6.15	Lines of Business; Location of Business.	32
6.16	Use of Proceeds.	32
6.17	Full Funding.	32

SECTION 7.	EVENTS OF DEFAULT	32

SECTION 8.	MISCELLANEOUS	35

8.1	Amendments and Waivers.	35
8.2	Notices.	35
8.3	No Waiver; Cumulative Remedies.	35
8.4	Survival of Representations and Warranties.	36
8.5	Payment of Expenses and Taxes.	36
8.6	Successors and Assigns; Participations and Assignments.	36
8.7	Adjustments; Set-off.	37
8.8	Counterparts.	37

- ii -

8.9	Severability.	37
8.10	Integration.	37
8.11	Governing Law.	38
8.12	Submission To Jurisdiction; Waivers.	38
8.13	Acknowledgements.	38
8.14	WAIVERS OF JURY TRIAL.	38
8.15	USA Patriot Act Notice.	38
8.16	Replacement Note.	39

- iii -

SCHEDULES:

3.4	Consents, Authorizations, Filings and Notices
3.6	Litigation
3.14	Subsidiaries and Capital Stock
3.18	UCC Filings
3.21(a)	Indebtedness to Remain Outstanding
3.21(b)	Indebtedness to be Paid
3.21(c)	Liens to be Terminated
3.21(d)	Liens to Remain Outstanding
3.23	Deposit Accounts
6.2(c)	Existing Indebtedness
6.3(e)	Existing Liens

EXHIBITS:

A	Form of Security Agreement
B	Form of Guarantee and Security Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E	Form of Term Note
F	Form of Subordination Agreement
G	Form of Notice of Borrowing

CREDIT AGREEMENT (this “Agreement”), dated as of May 27, 2005, between KFLG WATERTOWN, INC., a Massachusetts corporation (the “Borrower”), and TD BANKNORTH, N.A., as lender (the “Lender”).

WHEREAS, the Borrower and the Lender wish to enter into this Agreement to establish the credit facilities described herein, and to set forth the terms, conditions and covenants to apply to the Borrower and any subsidiary or subsidiaries the Borrower may form or acquire after the date hereof,

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1  Certain Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Additional Term Loans”: as defined in Section 2.2.

“Affiliate”: as to any Person, any other Person that, directly or indirectly (including through any Relative (as defined below)), is in control of, is controlled by, or is under common control with, such Person and, in the case of a Person who is a natural person, any spouse, child, grandparent, or grandchild (each, a “Relative”) of such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Applicable Margin”: the Applicable Margin will be determined pursuant to the table set forth below:

Before New Equity Date, as to Prime Rate Loans:	1.5%
On and after New Equity Date, as to Prime Rate Loans:	0%
Before New Equity Date, as to COF Loans:	4.0%
On or after New Equity Date, as to COF Loans:	2.5%

Changes in the Applicable Margin resulting from the contribution of the New Equity shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lender reflecting such new cash equity.

“Asset Purchase Agreements”: the Asset Purchase Agreement dated as of August 11, 2004, by and among the Guarantor and the Seller, as assigned to Borrower by Guarantor as of August 11, 2004, and the Asset Purchase Agreement dated as of January 28, 2005 by and among the Guarantor and the Seller, each as assigned to Borrower by Guarantor as of January 28, 2005.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing Date”: any Business Day specified by the Borrower in its Notice of Borrowing as a date on which such Borrower requests the Lender to make Loans hereunder.

“Business”: as defined in Section 3.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to close.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition, rental, construction, use, leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be reflected in the category of property, plant or equipment or intangibles under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding expenditures for equipment installed at the site of, and leased to, any customer of such Person or any of such Person’s Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by the Lender; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; or (d) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (c) of this definition.

“Change of Control”: the occurrence of any of the following:

(a) (i) George Naddaff and Eric Spitz directly and Tim Kurtz directly or indirectly through Seller (which is controlled by Tim Kurtz) shall cease to own, beneficially and of record, in the aggregate not less than the shares such individuals own on the Closing Date, and George Naddaff, Eric Spitz and Gary Jacobus directly and Tim Kurtz directly or indirectly through Seller (which is controlled by Tim Kurtz) shall cease to own not less than 40% of all of the outstanding Capital Stock of the Guarantor entitled to vote for the Board of Directors (or other major decision) on a fully diluted basis, or (ii) any Person shall acquire a Lien on any Capital Stock of the Guarantor if a Change of Control under the foregoing clause (i) would result from the ownership by such Person of such Capital Stock;

(b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower or the Guarantor shall cease for any reason to constitute a majority of the board of directors of the Borrower or the Guarantor, as applicable; or

(c) any Person or two or more Persons acting in concert other than George Naddaff and Eric Spitz shall have acquired by contract or otherwise, or shall have ventured into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or the Guarantor or to control voting interests of the Borrower or the Guarantor representing 30% or more of the combined voting power of all voting interests of the Borrower or the Guarantor; or

(d) George Naddaff or Eric Spitz shall cease to (i) exercise the primary management functions of the Guarantor and the Borrower and (ii) make all significant decisions for the Guarantor and the Borrower, each as determined by the Lender, unless in the case of the death or permanent disability of either such individual another individual satisfactory to Lender in writing has replaced any such individual; or

(e) the Guarantor shall fail to own 100% of the issued and outstanding Capital Stock of the Borrower, free and clear of all Liens (other than Liens of the Loan Documents), or shall otherwise fail to control the Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“COF Loan”: any Loan the interest on which is calculated by reference to the COF Rate.

“COF Rate”: the per annum rate of interest, as quoted and offered by the Lender to the Borrower from time to time, which the Lender is required to pay, or is offering to pay, for wholesale liabilities of the like tenor (including for any regularly-scheduled principal amortization with respect thereto) for the remaining term of the Loan, adjusted for reserve requirements and requirements of such other local government and regulatory agencies, all as conclusively determined by the Lender, as quoted and offered by the Lender to the Borrower from time to time.

“Collateral”: all property, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: the Lender’s commitment to make the Initial Term Loan and the Additional Term Loans in an aggregate principal amount not to exceed $1,600,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Consolidated Capital Expenditures”: for any period, the consolidated Capital Expenditures of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated Debt Service”: for any period, the sum (without duplication) of (a) all amounts paid or payable in respect of principal, interest and fees on Indebtedness (other than Subordinated Debt) of the Borrower and its Subsidiaries during such period, on a consolidated basis, and (b) Capitalized Lease Obligations of the Borrower and its Subsidiaries for such period.

“Consolidated Debt Service Coverage Ratio”: at any date, the ratio of (a) Consolidated Operating Cash Flow for the four-quarter period ending on the last day of the fiscal quarter most recently ended to (b) Consolidated Debt Service for such period.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) expenses constituting Specified Consulting Fees paid to the Seller for consulting services and, (e) to the extent approved by the Lender, extraordinary, unusual or non-recurring expenses or losses, and mus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Maintenance Capital Expenditures”: for any period, the Consolidated Capital Expenditures for the maintenance of Existing Units.

“Consolidated New Unit Capital Expenditures”: for any period, the Consolidated Capital Expenditures for the building or purchasing or maintaining of new Units prior to their becoming Existing Units.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a wholly-owned Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or other distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or other distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Operating Cash Flow”: for any period, Consolidated EBITDA for such period minus, the sum of (i) cash taxes paid in such period, (ii) any Restricted Payments or loans by the Borrower to the Guarantor (except for those expressly permitted hereunder) and (iii) Consolidated Maintenance Capital Expenditures for such period.

“Consolidated Senior Funded Debt”: at any date, the consolidated Indebtedness of the Borrower and its Subsidiaries less, Subordinated Debt at such date and less at any date prior to September 30, 2006, Consolidated Unrestricted Cash at such date.

“Consolidated Senior Funded Debt to EBITDA Ratio”: at any date, the ratio of (a) the Consolidated Senior Funded Debt at such date to (b) Consolidated EBITDA for the four-quarter period ending on the last day of the fiscal quarter most recently ended.

“Consolidated Unrestricted Cash”: all cash and Cash Equivalents of the Borrower and the Guarantor, excluding any cash or Cash Equivalents subject to any Lien or other restriction or the use thereof.

“Consulting Agreements”: the Management Consulting Agreement dated as of August 11, 2004, by and among the Borrower and the Seller and the Management Consulting Agreement dated as of January 28, 2005 by and among the Guarantor and the Seller, as assigned to Borrower by Guarantor as of January 28, 2005.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covered Parties”: the Guarantor, the Borrower and any Subsidiaries of either thereof formed or acquired by the Borrower after the date hereof. “Covered Party” shall have a corresponding meaning.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have corresponding meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Drawdown Period”: within one year of the Closing Date.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Existing Unit”: any Unit that has been operating for six months or more.

“Facility”: each of the Initial Term Loan and the Additional Term Loans made thereunder.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent reviewed financial statements referred to in Section 3.1. In the event that any accounting change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such accounting changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such accounting changes had not occurred

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee and Security Agreement”: the Guaranty and Security Agreement, to be executed by the Guarantor, substantially in the form of Exhibit B.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Guarantor”: Knowfat Franchise Company, Inc.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indebtedness to be Paid”: as defined in Section 3.21.

“Initial Term Loan”: as defined in Section 2.1.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA, and “Insolvency” shall have a corresponding meaning.

“Intellectual Property”: all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: as to any Loan, the first day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, and the date of any repayment or prepayment made in respect thereof.

“Investments”: as defined in Section 6.8.

“Leased Properties”: the real properties from time to time leased by the Covered Parties.

“Leasehold Security Document”: with respect to any Leased Property, such leasehold mortgage, landlord consent and waiver, leasehold assignment or similar document as the Lender may require.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liens to be Terminated”: as defined in Section 3.21.

“Loan”: as defined in Section 2.2.

“Loan Documents”: this Agreement, the Security Documents, the Subordination Agreement, any other subordination agreement executed in connection with any Subordinated Debt, the Notes, any interest rate hedging agreement entered into by the Borrower and the Lender (or any Affiliate of the Lender) and each other certificate, document or instrument executed and delivered in connection with any of the foregoing.

“Loan Party” or “Loan Parties”: each Covered Party or Affiliate thereof that is a party to a Loan Document, or all of them, as the case may be.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), profits or prospects of any Loan Party or (b) the validity or enforceability of this Agreement or any of the other Loan Documents, the ability of any Loan Party to perform hereunder or thereunder, or the rights or remedies of the Lender hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: the fifth anniversary of the Closing Date.

“Mortgage”: as defined in Section 5.9.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents of such Recovery Event, net of amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any incurrence of Indebtedness or issuance of any new equity or additional capital contributions, the cash proceeds received from such incurrence or issuance, net of attorneys’ fees, accountants’ fees, commissions and other customary fees and expenses actually incurred in connection therewith.

“New Equity”: new equity of the Guarantor, consisting of either common or preferred stock, or additional capital contributions, in either case resulting in the receipt by the Guarantor of unrestricted Net Cash Proceeds of at least $3,000,000.

“New Equity Date”: the date on which the Borrower has received the Net Cash Proceeds of the New Equity required by Section 6.1(a).

“Note”: the promissory note, in substantially the form of Exhibit E hereto evidencing the Loans.

“Notice of Borrowing”: as specified in Section 2.3.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Operating Account”: the Borrower’s operating account with the Lender as designated by the Lender, established for the purpose of effecting Loans hereunder.

“Other Taxes”: as defined in Section 2.11(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: for any day, the rate per annum established by the Lender from time to time as its “prime rate”. Any change in the Prime Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate.

“Prime Rate Loan”: any Loan the interest on which is calculated by reference to the Prime Rate.

“Properties”: as defined in Section 3.16(a).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Covered Party.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Covered Party in connection therewith that are not applied to prepay the Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer certifying that no Event of Default has occurred and is continuing and that the Borrower intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to acquire or repair assets replacing or repairing those that were subject to the applicable Recovery Event.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the applicable Covered Party’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earliest of (a) the date occurring 90 days after such Reinvestment Event, (b) any date on or following the date of the applicable Reinvestment Notice on which any Event of Default shall have occurred and be continuing, designated as a Reinvestment Prepayment Date in a notice by the Lender to the Borrower, and (c) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair the assets subject to the applicable Recovery Event with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: a Chief Executive Officer, Chief Financial Officer, President or Controller of the Borrower.

“Restricted Payments”: as defined in Section 6.6.

“Satisfactory Equity Commitment”: a commitment by a Person to purchase Capital Stock of the Guarantor, such commitment (and the terms thereof) and Person to be in all respects satisfactory to the Lender in its sole discretion.

“Security Agreement”: the Security Agreement to be executed and delivered by the Borrower and the Lender, substantially in the form of Exhibit A.

“Security Documents”: the Security Agreement, the Guarantee and Security Agreement, any Mortgage, any Leasehold Security Document, and all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, collectively.

“Seller”: Low Fat No Fat Gourmet Café, Inc., a Massachusetts corporation.

“Seller Debt”: the regularly scheduled payments owed by Borrower to Seller pursuant to the Asset Purchase Agreements and the Consulting Agreements.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Consulting Fees”: amounts paid to the Seller under the Consulting Agreement that constitute Subordinated Debt, as defined under the Subordination Agreement.

“Subordinated Debt”: Indebtedness of the Borrower approved by the Lender and subject to a written subordination agreement in favor of, and in all respects satisfactory to, the Lender, each in the sole discretion of the Lender, including without limitation the Indebtedness owed to Seller subordinated pursuant to the Subordination Agreement.

“Subordination Agreement”: shall mean the subordination agreement to be executed by the Seller, the Borrower and the Lender, substantially in the form of Exhibit F.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Until the Borrower shall have any Subsidiaries, references to the Borrower and its Subsidiaries shall be construed as references to the Borrower.

“Taxes”: as defined in Section 2.11(a).

“Unit”: a singular restaurant in which the Guarantor or the Borrower has any equity interest direct or indirect.

“United States”: the United States of America.

1.2  Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Covered Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1  Initial Term Loan. Subject to the terms and conditions hereof, the Lender agrees to make a term loan in the principal amount of $1,000,000 on the Closing Date (the “Initial Term Loan”).

2.2  Additional Term Loans. Subject to the terms and conditions hereof, the Lender agrees to lend to Borrower additional term loans, in minimum increments of $100,000, in an amount not to exceed $600,000, which together with the Initial Term Loan does not exceed the Commitment (the “Additional Term Loans” and, together with the Initial Term Loan, the “Loans”), provided that (i) such Additional Term Loans shall be advanced only during the Drawdown Period; (ii) the Borrower shall be in compliance with this Agreement before and after the funding of the requested Additional Term Loan and shall have supplied the Lender a certificate detailing such compliance; and (iii) if such Additional Term Loan is requested prior to the [New Equity Date], the Borrower shall have obtained Satisfactory Equity Commitments in an amount not less than ten times the aggregate principal amount of all Additional Term Loans outstanding after giving effect to the advancement of such Additional Term Loans.

2.3  Procedure for Term Loan Borrowing. The Borrower shall give the Lender irrevocable notice in the form of Exhibit G (a “Notice of Borrowing”), which notice must be received by the Lender prior to 11:00 A.M., Boston time, on the Borrowing Date as to the Initial Term Loan or on the fifth Business Day prior to the Borrowing Date as to Additional Term Loans. The Notice of Borrowing will specify the amount of Loan to be borrowed and the requested Borrowing Date.

2.4  Fees.

(a) The Borrower agrees to pay to the Lender a closing fee of $15,000 on the Closing Date. Such fee shall be earned in full when paid and shall not be refundable under any circumstances.

(b) On any Borrowing Date in which Borrower requests that Lender make an Additional Term Loan, Borrower shall pay an administrative fee of $250 upon the closing of such Additional Term Loan.

(c) The Borrower agrees to pay a fee to the Lender on the seventh day after the New Equity Date, calculated as follows based on the aggregate principal amount of Loans advanced prior to such date:

Total Amount Borrowed	Fee Owed to Lender

$1,000,000 or less	$0
$1,000,001 to $1,150,000	$20,000
$1,150,001 to $1,300,000	$40,000
$1,301,000 to $1,450,000	$55,000
$1,451,000 to $1,600,000	$70,000

Such fee shall be earned in full when paid and shall not be refundable under any circumstances.

2.5  Repayment of the Loans. The Loans shall be payable in consecutive monthly installments of $33,333.33 commencing on June 1, 2006 and on the first Business Day of each calendar month thereafter. The remaining outstanding principal amount of the Loan shall be payable in full on the Maturity Date. Amounts paid or prepaid with respect to the Loans may not be reborrowed. The amount of any principal prepayment of the Loans shall be applied to reduce the then remaining installments of the Loans in inverse order of maturity.

2.6  Prepayment Penalty. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty except for any prepayment fee that may be due under the following sentence. Any such prepayment shall be made together with all other amounts due and owing under the Loan Documents at the time of prepayment (including, without limitation, any amounts owing pursuant to Section 2.12) and, if the date of such prepayment is on or before the second anniversary of the date hereof, a prepayment fee in the amount of $80,000. Prepayments shall be made upon irrevocable notice by the Borrower delivered to the Lender no later than 11:00 A.M., Boston time, one Business Day prior thereto, which notice shall specify the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued and unpaid interest to such date on the amount prepaid. Partial prepayments of any Loan shall be in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.

2.7  Mandatory Prepayments.

(a) Except for Indebtedness expressly permitted under Section 6.2, if any Indebtedness described in clause (a) or (c) of the definition of “Indebtedness” shall be issued or incurred by any Covered Party, then, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Loans.

(b) If on any date any Covered Party shall receive Net Cash Proceeds from any Recovery Event then, unless (i) no Event of Default has occurred and is continuing and (ii) a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans. In addition, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans.

(c) If at any time the aggregate outstanding principal amount of the Loans exceeds the Commitment, the Borrower will immediately prepay or repay the Loans in an amount necessary to cause the outstanding principal amount of the Loans not to exceed the Commitment.

(d) Each such prepayment of the Loans under this Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and all amounts due and owing in respect thereof under Section 2.12.

(e) Any prepayment or repayment of COF Loans on any date other than the regularly scheduled payments of principal thereof on the scheduled dates due hereunder or on the Maturity Date shall also be accompanied by a fee equal to the “Yield Maintenance Fee” in an amount computed as follows:

The current cost of funds, specifically the bond equivalent yield for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent yield) with a maturity date closest to the remaining term of such COF Loans, shall be subtracted from the COF Rate, or default rate if applicable. If the result is zero or a negative number, there shall be no Yield Maintenance Fee due and payable. If the result is a positive number, then the resulting percentage shall be multiplied by the scheduled outstanding principal balance for each remaining monthly period of this note. Each resulting amount shall be divided by 360 and multiplied by the number of days in the monthly period. Said amounts shall be reduced to present values calculated by using the above reference current costs of funds divided by 12 and the COF Loan’s remaining term in months. The resulting sum of present values shall be the yield maintenance fee due to the Lender upon prepayment of the principal of the COF Loans plus any accrued interest due as of the prepayment date.

Unless the Lender expressly agrees otherwise, partial payments will not affect the payment schedule required hereunder.

2.8  Interest Rates and Payment Dates; Payments.

(a) Until the date on which the Loan is fully advanced, each Loan shall bear interest at a rate per annum equal to the Prime Rate plus the Applicable Margin. On and after the date on which the Loan is fully advanced, interest on the unpaid principal balance of the Loan shall accrue, at the Borrower’s option, at the Prime Rate plus the Applicable Margin or at the COF Rate, plus the Applicable Margin, in any case as selected by the Borrower pursuant to a Notice of Conversion to COF Rate, provided such Notice of Conversion to COF Rate is delivered to the Lender within 60 days after the date on which the Loan is fully advanced and provided no Event of Default then exists hereunder.

(b) If any Event of Default shall have occurred and be continuing, all outstanding Obligations (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable to the Loans pursuant to the foregoing provisions of this Section plus 5.00% during the continuance of such Event of Default (both before and after judgment).

(c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

(d) The Borrower hereby authorizes the Lender to charge, on each date on which any amount is due hereunder, the Borrower’s Operating Account or any other deposit accounts from time to time maintained by the Borrower with the Lender for the purpose of effecting payments of amounts due to the Lender hereunder.

2.9  Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year. Any change in the interest rate on a Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective.

(b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

2.10  Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i) shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 2.11 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender; or

(iii) shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable.

(b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender upon demand such additional amount or amounts as will compensate the Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The obligation of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.11  Taxes.

(a) Any and all payments by the Borrower hereunder or under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes that are imposed on the Lender’s overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state under the laws of which the Lender is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the other Loan Documents being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Lender, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower has made all required deductions (including deductions applicable to additional sums payable under this Section 2.11), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.11, imposed on or paid by the Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 10 days from the date the Lender makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing such payment.

(e) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.12  Indemnity. The Borrower agrees to indemnify the Lender for, and to hold the Lender harmless from, any loss or expense that the Lender may sustain or incur as a consequence of default by the Borrower in making any prepayment of Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement. If the Lender elects to declare the Loans to be immediately due and payable, then any amounts payable under this Section 2.12 shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by the Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Lender that:

3.1  Financial Condition. The consolidated balance sheet of the Guarantor as at December 31, 2004, and the related consolidated statements of income and cash flows for the fiscal year ended on such date, reviewed and accompanied by a report in form and substance satisfactory to the Lender from Carlin, Charron & Rosen, LLP, present fairly the consolidated financial condition of the Guarantor as at such date, and the consolidated results of its operations and cash flows for the fiscal year then ended. The unaudited consolidated balance sheets of each of the Guarantor and the Borrower as at March 31, 2005, and, in each case, the related unaudited consolidated statements of income and cash flows for the month ended on such date, present fairly the consolidated financial condition the Guarantor and the Borrower, as applicable, as at such date, and the consolidated results of its operations and its cash flows for the month then ended. All such financial statements have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower has no material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, or other material obligations that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the date hereof there has been no Disposition by any Covered Party of any material part of its business or property.

3.2  No Change. Since December 31, 2004, there have been no developments or events that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

3.3  Existence; Compliance with Law. Each Covered Party (a) is duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4  Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.18. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5  No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Loan Party could reasonably be expected to have a Material Adverse Effect.

3.6  Litigation. No litigation, action, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower or the Guarantor, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all pending or, to the knowledge of the Borrower or the Guarantor, threatened litigations, actions, investigations or proceedings by or against any Loan Party are listed on Schedule 3.6.

3.7  No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8  Ownership of Property; Liens. Each Covered Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, including without limitation all assets covered by the Asset Purchase Agreements. Borrower holds title to all such assets covered by the Asset Purchase Agreements. None of such property is subject to any Lien except as would be permitted by Section 6.3.

3.9  Intellectual Property; Licenses. Each Loan Party owns, or is licensed to use, all Intellectual Property and other licenses necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of Intellectual Property by each Loan Party does not infringe on the rights of any Person in any material respect.

3.10  Taxes. Each Loan Party has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority; no tax Lien has been filed, and, to the knowledge of the Borrower or the Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11  Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12  ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.13  Investment Company Act; Other Regulations. No Loan Party is (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 or the Federal Power Act, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.14  Subsidiaries.

(a) (i) The Borrower has no Subsidiaries, (ii) as of the date hereof, the authorized, issued and outstanding Capital Stock of each of the Borrower and the Guarantor is as set forth on, Schedule 3.14 and (ii) the ownership interests in the Borrower and the Guarantor are duly authorized, validly issued, fully paid and nonassessable and, as of the date hereof, are owned beneficially and of record by the Persons set forth on Schedule 3.14, free and clear of all Liens other than Liens of the Security Documents.

(b) Except as set forth on Schedule 3.14 or the issuance of New Equity contemplated hereunder, no Covered Party has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof and there are no agreements, voting trusts or understandings binding upon any Covered Party with respect to the voting securities of any Covered Party or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.

(c) The organizational documents of each Covered Party that is:

(i) a corporation, business trust, joint stock company or similar Person, provide that all Capital Stock issued by it must be represented by a certificate; or

(ii) a partnership or limited liability company, do not provide that any Capital Stock issued by such Subsidiary constitutes a security governed by Article 8 of the UCC.

3.15  Use of Proceeds. The proceeds of the Initial Term Loan shall be used to pay the Indebtedness to be Paid and for general corporate purposes (excluding the building of any new Units). The proceeds of the Additional Term Loans shall be used for general corporate purposes (excluding the building of new Units other than one new Unit) and, to the extent permitted herein, to make loans to the Guarantor.

3.16  Environmental Matters.

(a) The facilities and properties owned, leased or operated by any Covered Party (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Loan Party has received or to the knowledge of Borrower or Guarantor is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Covered Party (the “Business”), nor does the Borrower or the Guarantor have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower or the Guarantor, threatened, under any Environmental Law to which any Covered Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Covered Party in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Covered Party has assumed any liability of any other Person under Environmental Laws.

3.17  Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents contains or contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information furnished to the Lender are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein. There is no fact known to the Borrower or the Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.18  Security Documents. Each of the Security Documents is effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When financing statements in appropriate form are filed in the offices specified on Schedule 3.18, the Security Documents shall each constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).

3.19  Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.20  Regulation H. No Leased Property or property subject to any Mortgage involves improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

3.21  Indebtedness Outstanding.

(a) Set forth on Schedule 3.21(a) hereto is a list and description of all Indebtedness of the Borrower (other than the Loans) that will be outstanding immediately after the Closing Date.

(b) Set forth on Schedule 3.21(b) hereto is a list and description of all Indebtedness of the Borrower that will be repaid, defeased, transferred or otherwise terminated on or prior to the Closing Date (the “Indebtedness to Be Paid”).

(c) Set forth on Schedule 3.21(c) hereto is a list and description of all Liens of the Borrower that will be repaid, defeased, transferred or otherwise terminated on or prior to the Closing Date (the “Liens to be Terminated”).

(d) Set forth on Schedule 3.21(d) hereto is a list and description of all Liens of the Borrower (other than the Liens of the Loan Documents) that will be outstanding immediately after the Closing Date.

3.22  Anti-Terrorism Laws.

(a) No Loan Party and, to the knowledge of the Borrower or the Guarantor, no Affiliate of any Loan Party is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and, to the knowledge of the Borrower or the Guarantor, no Affiliate of any Loan Party, and none of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Borrower or the Guarantor, no Affiliate of any Loan Party, and none of their respective brokers or other agents acting in any capacity in connection with the Loans, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

3.23  Depository and Other Accounts. Schedule 3.23 attached hereto lists all banks and other financial institutions and depositories at which the Covered Parties maintain or will maintain deposit accounts, trust accounts, tax or trust receivable accounts or other accounts of any kind or nature into which funds of the Covered Parties (including funds in which any Covered Party maintains a contingent or residual interest) are from time to time deposited, and such Schedule 3.23 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account and the complete account number.

3.24  Obligations to Seller. Other than the payment of the Seller Debt subordinated pursuant to the Subordination Agreement, neither Borrower nor Guarantor owe any obligations or liabilities to Seller (other than in its capacity solely as a shareholder of Guarantor) and all other obligations of Borrower or Guarantor under the Asset Purchase Agreements have been performed in full.

SECTION 4. CONDITIONS PRECEDENT

4.1  Conditions to Initial Extension of Credit. The agreement of the Lender to make the Initial Term Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement and Other Loan Documents. The Lender shall have received (i) this Agreement, executed and delivered by the Borrower, (ii) the Security Agreement, executed and delivered by the Borrower and the Lender, (iii) the Guarantee and Security Agreement, executed by the Guarantor, (v) the Subordination Agreement, executed and delivered by the Borrower and the Seller, and (vi) other documents required by the Lender as listed on the closing agenda distributed by Lender's counsel in connection therewith.

(b) Indebtedness to be Paid. The Lender shall have received satisfactory evidence that the Indebtedness to be Paid shall have been paid in full and that any related credit, loan or similar agreements, together with any related guarantees and other documentation, shall have been terminated, and arrangements satisfactory to the Lender shall have been made for the termination of all Liens to be Terminated, including without limitation all Liens granted in connection with the Indebtedness to be Paid.

(c) Insurance. The Lender shall have received insurance certificates satisfying the requirements of the Security Agreement and the Guarantee and Security Agreement.

(d) Financial Statements. The Lender shall have received (i) the financial statements referred to in Section 3.1, (ii) a monthly budget of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2005, (iii) satisfactory projections for the Borrower through the 2010 fiscal year, and (iv) a pro forma Compliance Certificate. The pro forma Compliance Certificate referred to in clause (iv) above shall give effect to the Initial Term Loan hereunder and the repayment of the Indebtedness to be Paid. All materials furnished pursuant to this Section 4.1(d) shall be satisfactory to the Lender.

(e) Approvals. All governmental and material third party approvals necessary in connection with the continuing operations of the Covered Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(f) Lien Searches. The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located and the jurisdiction where each Loan Party is located under Article 9 of the UCC, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens to be Terminated and Liens that would be permitted by Section 6.3.

(g) Fees. The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, including the certificate of incorporation of the Borrower, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for the Borrower from its jurisdiction of organization and each jurisdiction where it is required to be qualified as a foreign corporation.

(i) Legal Opinions. The Lender shall have received a favorable legal opinion satisfactory to Lender, from Robinson & Cole, LLP, counsel to the Borrower and the Guarantor.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Lender shall have received (i) the certificates representing the shares of Capital Stock (if any) pledged pursuant to the Security Agreement and pursuant to the Guarantee and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Lender pursuant to the Security Agreement and pursuant to the Guarantee and Security Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens that would be expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.

(l) Solvency Certificate. The Lender shall have received a satisfactory solvency certificate from a Responsible Officer that shall demonstrate that, after giving effect to the transactions contemplated hereby, the Borrower is Solvent.

(m) Operating Account. The Borrower shall have opened the Operating Account at the Lender. The Guarantor shall have opened an operating account at the Lender.

4.2  Conditions to Each Extension of Credit. The agreement of the Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Compliance Certificate. The Borrower shall have submitted to the Lender a Compliance Certificate showing on a pro forma basis the making of any Loans requested, in form required by the Lender.

Each borrowing hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to the Lender hereunder, the Borrower shall and shall cause each of the other Covered Parties to:

5.1  Financial Statements; Field Audits.

(a) Furnish to the Lender:

(i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, which shall be prepared by management and accompanied by a certificate of the chief financial officer, in form and substance reasonably satisfactory to the Lender;

(ii) as soon as available, but in any event within 120 days after the end of each fiscal year of the Guarantor, a copy of the consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such year and the related consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, audited by and accompanied by a report, in form and substance reasonably satisfactory to the Lender, from Carlin, Charron & Rosen, LLP, or other independent certified public accountants satisfactory to the Lender;

(iii) as soon as available, but in any event not later than 45 days after the end of each quarterly period of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year and the corresponding figures from the Borrower’s budget for such period, in each case certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(iv) as soon as available, but in any event not later than 45 days after the end of each quarterly period of each fiscal year of the Guarantor, the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year and the corresponding figures from the Guarantor’s budget for such period together with a report on franchisee royalties received with respect to such quarter and a statement as to the number of franchise agreements in effect and whether any of such franchise agreements are then in default, in each case certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(v) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower and the Guarantor, a listing of the equity owners of the Borrower and the Guarantor and their respective ownership interests;

(vi) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower and the Guarantor, a copy of any additional leases (both Capitalized Lease Obligations and operating leases) entered into by the Borrower and the Guarantor during the fiscal year;

(vii) as soon as available, but in any event on or before April 15 of each fiscal year of the Borrower and the Guarantor (or such later date to which the filing thereof has been extended), a copy of the filed tax returns of the Borrower and Guarantor; and

(viii) as soon as available, but in any event within 15 days after the end of each month, cash flow and income statements on a per Unit basis for the Borrower and the Guarantor.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

(b) The Covered Parties will permit the Lender to inspect and audit the books and records and any of the properties or assets of the Covered Parties (in each instance, at the Borrower’s expense).

5.2  Certificates; Other Information. Furnish to the Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a)(ii) and, if applicable, Section 5.1(a)(i), a certificate of the independent certified public accountants reviewing such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1(a)(iii) and (iv), (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Covered Party with the provisions of this Agreement and the Guarantee and Security Agreement referred to therein as of the last day of the month, fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Lender, a description of any change in the jurisdiction of organization of any Loan Party (or, if such Loan Party is not a registered organization (as defined in Article 9 of the UCC as in effect in any applicable jurisdiction) its chief executive office) and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 30 days before the end of each fiscal year of the Borrower, a detailed monthly budget for the Borrower (with Unit by Unit detail) in form and substance reasonably satisfactory to the Lender for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget;

(d) promptly upon the effectiveness thereof, copies of any formal, material modification to any business plan of the Borrower; and

(e) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

5.3  Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Covered Party and except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

5.4  Maintenance of Existence; Compliance. Preserve, renew and keep in full force and effect its organizational existence; maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and comply in all material respects with all Contractual Obligations and Requirements of Law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

5.5  Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6  Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Covered Parties with officers and employees of the Covered Parties and with their independent certified public accountants.

5.7  Notices. Promptly give notice to the Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) material default or material event of default under any Contractual Obligation of any Covered Party or (ii) material litigation, investigation or proceeding that may exist at any time between any Covered Party and any Governmental Authority;

(c) any litigation or proceeding affecting any Covered Party (i) in which the uninsured amount involved is $50,000 or more, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after any Covered Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, any Covered Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) the occurrence of any event requiring a prepayment of the Loans;

(f) the acquisition of any real or personal property, or the acquisition or formation of any Subsidiary, requiring action under Section 5.9;

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; or

(h) the occurrence of any default under any franchise agreement or material lease or other material agreement.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Covered Party proposes to take with respect thereto.

5.8  Compliance with Laws. (a) Comply in all material respects with all Requirements of Law, including without limitation all applicable health, securities and franchise laws and regulations, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, (b) conform with and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business; and (c) obtain and maintain all material licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated.

5.9  Additional Collateral; Subsidiaries; New Units.

(a) With respect to any property (or leasehold interest therein) acquired after the Closing Date by any Covered Party, execute and deliver any documentation (which, in the case of any owned real property, may include a first priority mortgage, in form and substance satisfactory to the Lender (a “Mortgage”)) as the Lender may deem necessary or advisable to grant to the Lender a perfected first priority security interest in such property (or leasehold interest).

(b) Not form or acquire any direct or indirect Subsidiary, except the Borrower as a wholly-owned Subsidiary of the Guarantor.

(c) Use its best efforts, before entering into any new lease with respect to any Leased Properties, obtain from the landlord relating thereto a lien waiver and consent in favor of the Lender, in form and substance satisfactory to the Lender.

(d) Insure that all Units opened after the date hereof are owned by the Borrower. Any interest in any restaurant or Unit now or hereafter acquired by the Guarantor shall be an asset owned directly by the Borrower.

5.10  Depository Accounts; Additional Accounts. Commencing on the 30th day after the Closing Date, maintain all operating, depository and disbursement bank accounts with the Lender, except as otherwise permitted by Section 4(j) of the Security Agreement.

5.11  Communications with Accountants. The Borrower authorizes the Lender to communicate directly with the Borrower’s independent certified public accountants and has instructed those accountants in writing to disclose to and discuss with the Lender any and all prepared financial statements and all other supporting financial documents and schedules delivered to the Lender by any Loan Party.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to the Lender hereunder, the Borrower shall not, and shall not permit any of the other Covered Parties to, directly or indirectly:

6.1  Financial Condition Covenants.

(a) Minimum New Equity. Fail to cause the Guarantor to raise the New Equity by September 30, 2005.

(b) Consolidated Debt Service Coverage Ratio. Commencing with the four-quarter period ending December 31, 2005 and for each four-quarter period thereafter, permit the Consolidated Debt Service Coverage Ratio at any time to be less than 1.25 to 1.0, tested on the last day of each fiscal quarter of the Borrower.

(c) Consolidated Senior Funded Debt to EBITDA Ratio. Permit the Consolidated Senior Funded Debt to EBITDA Ratio (i) at any time during the period from December 31, 2005 to December 30, 2006 to be more than 2.5 to 1 and (ii) at any time during the period after December 31, 2006 to be more than 2.0 to 1.0, tested, in each case, on the last day of each fiscal quarter of the Borrower.

(d) Consolidated Maintenance Capital Expenditures. Permit the Consolidated Maintenance Capital Expenditures of the Borrower for any four-quarter period to exceed the product of $20,000 times the number of Existing Units as of the last day of such four-quarter period, tested on the last day of such four-quarter period; provided, however, for the purposes of this Section 6.1(d) there shall be excluded from the calculation of Consolidated Maintenance Capital Expenditures (i) the aggregate amount thereof incurred prior to the date of this Agreement on the Existing Unit in Watertown, Massachusetts and (ii) $50,000 per each Existing Unit existing as of the date of this Agreement incurred in the fiscal year ending December 31, 2005.

(e) Consolidated New Unit Capital Expenditures. Until the New Equity Date, the Borrower will not make any Consolidated New Unit Capital Expenditures. After the New Equity Date, the Borrower will not build, purchase or otherwise acquire or develop new Units unless (i) all expenditures in connection therewith are fully funded by Borrower in a manner reasonably satisfactory to the Lender, (ii) both before and after giving effect to such activity, no Default or Event of Default shall have occurred and be continuing and (iii) prior to undertaking the same, the Borrower shall have supplied the Lender with a certificate, executed by a Responsible Officer, detailing such compliance.

6.2  Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness to the Borrower, provided that the aggregate principal amount of the Indebtedness of the Guarantor to the Borrower shall not exceed the lesser of $400,000 or the aggregate amount of Additional Term Loans, and the Guarantor shall have no Indebtedness to the Borrower prior to the New Equity Date;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(c), but not any refinancings, refundings, renewals or extensions thereof;

(d) Subordinated Debt;

(e) the Seller Debt, in an outstanding principal amount not exceeding the outstanding principal amount otherwise due or to become due thereunder, as in effect on the date hereof; and

(f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(f) in an aggregate principal amount not to exceed 100,000 at any one time outstanding with respect to Existing Units existing as of the date hereof and $200,000 at any one time outstanding with respect to new Units opening after the date hereof.

6.3  Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in existence on the date hereof listed on Schedule 6.3(e), securing Indebtedness permitted by Section 6.2(c), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(f) Liens securing Indebtedness of any Covered Party incurred as permitted under Section 6.2(f) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased; and

(g) Liens created pursuant to the Security Documents.

6.4  Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business.

6.5  Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business; and

(b) the sale of inventory in the ordinary course of business.

6.6  Restricted Payments.

(a) Without the prior written consent of the Lender, declare, make, or pay any distribution of any kind whatsoever or dividend (other than dividends payable solely in common stock (or equivalent interests) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Covered Party, whether now or hereafter outstanding; or

(b) make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Covered Party (collectively, “Restricted Payments”), except that any Subsidiary of the Borrower may make Restricted Payments to the Borrower.

6.7  Stock. Issue or permit to be outstanding any Capital Stock not expressly provided for in its certificate of incorporation as in effect on the Closing Date (or, in the case of any Subsidiary, as approved by the Lender).

6.8  Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) loans and advances from the Guarantor to employees of Guarantor not to exceed $100,000 in the aggregate in the ordinary course of business (including for travel, entertainment and relocation expenses) at any one time outstanding; and

(d) in the case of the Borrower, loans to the Guarantor after the New Equity Date to the extent allowed under Section 6.2(b), provided that the aggregate principal amount of all loans extended by the Borrower to the Guarantor shall be evidenced by demand promissory notes endorsed over to the Lender as Collateral, in form and substance satisfactory to the Lender, and shall not exceed the lesser of (i) $400,000 or (ii) the aggregate principal amount of Additional Term Loans advanced hereunder.

6.9  Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness.

6.10  Transactions with Affiliates and Insiders. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or the Guarantor) of such Covered Party except:

(a) normal and reasonable compensation of officers and other employees, and normal and reasonable reimbursement of expenses and indemnification of officers and directors;

(b) any consulting agreement with Seller, provided that such payments to Seller will be subordinated on the terms set forth in the Subordination Agreement; and

(c) any such other transaction not covered by subsection (a) or (b) above that is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Covered Party, and (iii) upon fair and reasonable terms no less favorable, in the reasonable judgment of the Lender, to the relevant Covered Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.11  Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Covered Party of real or personal property that has been or is to be sold or transferred by such Covered Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Covered Party.

6.12  Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.13  Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Covered Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation may only be effective against the assets financed thereby).

6.14  Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of any restrictions existing under the Loan Documents.

6.15  Lines of Business; Location of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in such Covered Party is engaged on the date of this Agreement, or conduct any part of its business outside of the United States of America.

6.16  Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

6.17  Full Funding. Fail to satisfy the conditions to draw down or fail to draw down the entire Commitment by the last day of the Drawdown Period.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of or interest on any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document, within three Business Days after any such other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 5 or 6 of this Agreement or Section 4 of the Security Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 15 days; or

(e) any Covered Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000; or

(f) (i) any Covered Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Covered Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Covered Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Covered Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Covered Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Covered Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Covered Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Covered Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Covered Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in the Guarantee and Security Agreement or in any other guarantee of the Obligations shall cease, for any reason, to be in full force and effect or any Covered Party shall so assert; or

(k) any Change of Control shall occur; or

(l) any obligations subordinated pursuant to any Subordination Agreement or any other subordination agreement executed in favor of the Lender shall cease, for any reason, to be validly subordinated to the obligations of the Loan Parties under the Loan Documents as provided in the applicable Subordination Agreement or other subordination agreement or any Covered Party or Person who is a party to it shall so assert; or

(m) the Landlord under any real property lease for any Unit shall take any action to terminate such lease, without the prior written consent of Lender;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans shall immediately terminate (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: the Lender may, by notice to the Borrower declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. MISCELLANEOUS

8.1  Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, waived or modified except by a writing duly executed by the Borrower and the Lender.

8.2  Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower or the Lender, or to such other address as may be hereafter notified by the parties hereto:

Borrower:	KFLG Watertown, Inc.
20 Guest Street, Suite 450
Brighton Landing East
Brighton, MA 02135
Attention: Eric Spitz
Telecopy: 617-787-6010
Telephone: 617-787-6000

Lender:	TD Banknorth, N.A.
370 Main Street
Worcester, MA 01608
Attention: Douglas Bulfinch
Telecopy: 978-524-2071
Telephone: 978-524-2075

With a copy to:	Edwards & Angell, LLP
101 Federal Street
Boston, Massachusetts 02110
Attention: Susan E. Siebert, Esq.
Telecopy: (888) 325-9131
Telephone: (617) 951-2220

provided that any notice, request or demand to or upon the Lender shall not be effective until received.

The Lender or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.3  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Lender any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4  Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

8.5  Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Lender and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Lender shall deem appropriate, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender and its respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the negotiation, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Covered Party or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee under the Loan Documents. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 8.5 shall be payable not later than 30 days after written demand therefor. The agreements in this Section 8.5 shall survive repayment of the Loans and all other amounts payable hereunder.

8.6  Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b) (i) The Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including Loans at the time owing to it); provided, however in the event the Assignee is not a financial institution and no Event of Default then exists hereunder, the Lender shall obtain Borrower's consent to such Assignee (which consent shall not be unreasonably withheld or delayed).

(ii) The Lender may sell participations to one or more participants (each, a “Participant”), all or a portion of its rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of this Agreement to the same extent as if it held its interest directly.

(c) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for the Lender as a party hereto. The Borrower, upon receipt of written notice from the Lender, agrees to issue Notes to the Lender to facilitate transactions of the type described in this Section.

8.7  Adjustments; Set-off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender, any of its affiliates or any branch or agency of either thereof to or for the credit or the account of any Covered Party, whether or not the Lender is otherwise fully secured. The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.8  Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

8.9  Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10  Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11  Governing Law.  This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of The Commonwealth of Massachusetts.

8.12  Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of The Commonwealth of Massachusetts, the courts of the United States for the District of Massachusetts, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address specified hereunder;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13  Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) the Lender has no fiduciary relationship with or duty to the Borrower or any other Covered Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Covered Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Covered Parties and the Lender.

8.14  WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.15  USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

8.16  Replacement Note. Upon receipt of an appropriate and reasonably acceptable affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of any Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document and receipt of the indemnity described below, the Borrower will, and will cause other Loan Parties to, issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount (as to any Note) and in any event of like tenor and upon such issuance the original Note or other Loan Document shall be deemed cancelled. In connection with any such issuance of a replacement Note or other Loan Document, the Lender shall issue a written indemnification (which need not be secured) in favor of the Loan Parties with respect to such lost, stolen or destroyed Note or other Loan Document in form and substance reasonably satisfactory to the Loan Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KFLG WATERTOWN, INC.

By:
Name:
Title:

TD BANKNORTH, N.A.

By:
Name:
Title: